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                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
                                                     OMB NO. 3235-0145
                                                     Expires September 30, 1988
                                                    ---------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*


                           HA-LO INDUSTRIES, INC.
                     ----------------------------------
                              (Name of Issuer)

                        Common Stock, No Par Value
                     ----------------------------------
                       (Title of Class of Securities)

                                 404429 10 2
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /.

   (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

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CUSIP No. 404429 10 2                       13G         Page   2  of  4   Pages
          -----------                                         ---    ---

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Lou Weisbach
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
       Not applicable
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
       United States
-------------------------------------------------------------------------------
Number of Shares              (5) SOLE VOTING POWER
 Beneficially                       1,884,477
 Owned by                    --------------------------------------------------
 Each Reporting               (6) SHARED VOTING POWER
 Person With                        Not Applicable
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    1,884,477
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    Not Applicable
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       1,969,477*

       * INCLUDES 68,000 SHARES HELD IN TRUSTS FOR THE BENEFIT OF THE REPORTING PERSON, BUT OVER WHICH THE REPORTING PERSON HAS NO SOLE OR SHARED POWERS TO VOTE OR DISPOSE.
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

       NOT APPLICABLE                                                 / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       11.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  4  Pages
                                                               ---    ---


ITEM 1.
         (a) Name of Issuer:   HA-LO INDUSTRIES, INC.

         (b) Address (Issuer's Principal Executive offices):
             5980 West Toughy, Niles, Illinois 60714

ITEM 2.

        (a)  Name of Person Filing:  Lou Weisbach

        (b)  Address of Principal Business Office or, if none, Resident:
             5980 West Toughy, Niles, Illinois 60714

        (c)  Citizenship: USA

        (d)  Title of Class of Securities: Common Stock, No Par Value

        (e)  Cusip Number: 404429 10 2

ITEM 3. Not Applicable

ITEM 4. Ownership

    (a) Amount Beneficially Owned: 1,969,477*

    (b) Percent of Class: 11.7%

    (c) Number of Shares as to which person has:

          (i) sole power to vote or to direct the vote:  1,884,477

         (ii) Shared power to vote or to direct the vote: Not applicable.

        (iii) Sole power to dispose or to direct the disposition of: 1,884,477

         (iv) Shared power to dispose or to direct the disposition of:
              Not applicable

ITEM 5.  Not Applicable.

ITEM 6.  Not Applicable.

ITEM 7.  Not Applicable.

ITEM 8.  Not Applicable.

ITEM 9.  Not Applicable.

ITEM 10. Not Applicable.

* INCLUDES 68,000 SHARES HELD IN TRUSTS FOR THE BENEFIT OF THE REPORTING PERSON, BUT OVER WHICH THE REPORTING PERSON HAS NO SOLE OR SHARED POWERS TO VOTE OR DISPOSE.

                              Page 3 of 4 Pages

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Effective as of January 1, 1997
                                       ----------------------------------------
                                       Date

                                       /s/ Lou Weisbach
                                       ----------------------------------------
                                       Signature

                                       Lou Weisbach
                                       ----------------------------------------
                                       Name

                             Page 4 of 4 Pages